UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): January 6, 2009

BIOSPECIFICS TECHNOLOGIES CORP.
(Exact name of registrant as specified in its charter)

Delaware	11-3054851
(State or incorporation or organization)	(I.R.S. Employer Identification No.)

35 Wilbur Street, Lynbrook, New York	11563
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
To be so registered:	each class is to be registered:

Common Stock	The Nasdaq Stock Market LLC

If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☒

If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration statement file number to which this form relates: ____________ (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act: None

Introductory Comment

Throughout this Current Report on Form 8-K, the terms "we," "us," "our" and "Company" refer to BioSpecifics Technologies Corp.

ITEM 1.         DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED

The capital stock to be registered hereby consists of shares of the Company’s common stock, par value $0.001 per share (the "Common Stock"). Each share of our Common Stock entitles the holder thereof to one vote on each matter submitted to a vote of the stockholders of the Company. Subject to dividend preferences that may apply to any outstanding shares of our preferred stock, holders of our Common Stock will receive ratably any dividends our board of directors declares out of funds legally available for that purpose. In the event that the Company liquidates, dissolves or winds up its affairs, the holders of our Common Stock are entitled to share ratably in all assets remaining after payment of debts and other liabilities and any preferential amounts to which the holders of any outstanding shares of preferred stock shall be entitled to receive upon dissolution, liquidation, or winding up. Our Common Stock has no preemptive rights, conversion rights or other subscription rights or redemption or sinking fund provisions.

ITEM 2.         EXHIBITS

Pursuant to the instructions as to exhibits, no exhibits are required to be filed herewith.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.

Date: January 6, 2009	BIOSPECIFICS TECHNOLOGIES CORP.
(Registrant)

/s/ Thomas L. Wegman
Thomas L. Wegman
President